EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-188545) pertaining to the Armada Hoffler Properties, Inc. 2013 Equity Incentive Plan of Armada Hoffler Properties, Inc. of our report dated March 31, 2014, with respect to the consolidated and combined financial statements and schedule of Armada Hoffler Properties, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Richmond, Virginia

March 31, 2014